Exhibit 10(jj)

Jonathan H. Anschell
c/o ViacomCBS Inc.
1515 Broadway
New York, NY 10036

Dear Jonathan:	Dated as of December 10, 2019

ViacomCBS Inc. (the “Company”), having an address at 1515 Broadway, New York, New York 10036, agrees to continue to employ you and you agree to accept such continued employment upon the following terms and conditions (this “Agreement”):
1.     Term. The term of your employment under this Agreement shall commence on December 10, 2019 (the “Effective Date”) and, unless earlier terminated under this Agreement, shall expire on December 3, 2021 (the “Expiration Date”). The period from the Effective Date through the Expiration Date is referred to herein as the “Term” notwithstanding any earlier termination of your employment for any reason.
2.    Duties. You will serve as Executive Vice President and General Counsel, ViacomCBS Media Networks and you agree to perform all duties reasonable and consistent with that office as the Executive Vice President, General Counsel of the Company (the “GC”) may assign to you from time to time. You will report to the GC or to such other executive as may be designated by the President and Chief Executive Officer, ViacomCBS. While you are employed hereunder, you agree to devote your entire business time, attention and energies to the business of the Company. Your principal place of employment will be at the Company’s executive offices in Studio City, CA (Radford); provided, however, that you will be required to render services in New York and elsewhere upon request for business reasons.
3.    Base Compensation.
(a)    Salary. For all the services rendered by you in any capacity under this Agreement, the Company agrees to pay you base salary (“Salary”) at the rate of Nine Hundred Fifty Thousand Dollars ($950,000) per annum, less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as they may exist from time to time. During the Term of this Agreement, your Salary may be increased, and such increase, if any, shall be made at a time, and in an amount, that the Company shall determine in its discretion.
(b)    Bonus Compensation. You also shall be eligible to receive annual bonus compensation (“Bonus”) during your employment with the Company under this Agreement, determined and payable as follows:
(i)    Your Bonus for each calendar year during your employment with the Company under this Agreement will be determined in accordance with the guidelines

Jonathan Anschell
as of December 10, 2019

of the Company’s short-term incentive program (the “STIP”), as such guidelines may be amended from time to time without notice in the discretion of the Company.
(ii)    Your target bonus (“Target Bonus”) for each calendar year during your employment with the Company under this Agreement shall be 100% of your Salary in effect on November 1st of such calendar year or the last day of your employment, if earlier.
(iii)    Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, between January 1st and March 15th of the following calendar year, except as otherwise provided in the Retention Plan Letter (as defined in paragraph 7(f)(ii) below).
(iv)    Except as otherwise set forth herein, you must be employed on the last day of a calendar year to receive a Bonus for such calendar year. However, if your employment with the Company terminates prior to the last day of a calendar year, the Company may, in its discretion, choose to pay you a prorated Bonus, in which case such prorated Bonus will be determined in accordance with the guidelines of the STIP and payable in accordance with paragraph 3(b)(iii).
(c)    Long-Term Incentive Compensation. During your employment under this Agreement, you shall be eligible to receive annual grants of long-term incentive compensation under the Company’s 2009 Long-Term Incentive Plan (or any successor plan thereto) (the “LTIP”), as may be amended from time to time without notice in the discretion of the Company. Beginning with the annual LTIP grants made for fiscal year 2021 (it being understood that you have already received an LTIP grant for each of the 2019 and 2020 fiscal years), you shall have a target long-term incentive value equal to One Million One Hundred Thousand Dollars ($1,100,000). The precise amount, form (including equity and equity-based awards, which for purposes of this Agreement are collectively referred to as “equity awards”) and timing of any such long-term incentive award, if any, shall be determined in the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).
4.    Benefits. You shall participate in all Company vacation, medical, dental, life insurance, long-term disability insurance, retirement, long-term incentive and other benefit plans and programs applicable generally to other senior executives of the Company and its subsidiaries as the Company may have or establish from time to time and in which you would be eligible to participate under the terms of the plans, as may be amended from time to time. This provision shall not be construed to either require the Company to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.
5.    Business Expenses, Etc. During your employment under this Agreement, the Company shall reimburse you for such reasonable travel and other expenses incurred in the

Jonathan Anschell
as of December 10, 2019

performance of your duties as are customarily reimbursed to Company executives at comparable levels. Such travel and other expenses shall be reimbursed by the Company as soon as practicable in accordance with the Company’s established guidelines, as may be amended from time to time, but in no event later than December 31st of the calendar year following the calendar year in which you incur the related expenses.
6.    Non-Competition, Confidential Information, Etc.
(a)    Non-Competition. You agree that your employment with the Company is on an exclusive basis and that, while you are employed by the Company or any of its subsidiaries, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You further agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate in (or negotiate or sign any agreement to engage in or participate in), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business of the Company, or any of its subsidiaries, without the written consent of the Company; provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the period during your employment with the Company and shall continue following the termination of your employment for any reason, other than the expiration of the Term, for the greater of: (i) twelve (12) months; or (ii) for so long as any payments are due to you pursuant to paragraph 7(b), 7(c) or 7(f) of this Agreement. The preceding sentence shall be modified by the terms of the Retention Plan Letter, if and to the extent applicable.
(b)    Confidential Information. You agree that, during the Term and at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of the Company, or disclose to any third party, any information relating to the Company, or any of its affiliated companies which is non-public, confidential or proprietary to the Company or any of its affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with the Company’s policies); and (ii) you will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you. For purposes of this paragraph 6(b), the term “third party” shall be defined to mean any person other than the Company and its subsidiaries or any of their respective directors and senior officers.

Jonathan Anschell
as of December 10, 2019

Notwithstanding the foregoing, nothing in this Agreement or any other agreement between the parties or any other policies of the Company or any of its subsidiaries prohibits or restricts you or your attorneys from: (i) making any disclosure of relevant and necessary information or documents in any internal investigation, government investigation, action or proceeding as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iii) accepting any U.S. Securities and Exchange Commission awards; or (iv) filing a charge with, initiating communications with, or responding to any inquiry from, any government agency or regulatory or supervisory authority regarding any good-faith concerns about possible violations of Law including, without limitation, the U.S. Equal Employment Opportunity Commission and the National Labor Relations Board. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or any of its subsidiaries that (x) is made (A) in confidence to a Federal, state, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, provided that you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the parties or any other policies of the Company or its subsidiaries is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(c)    No Solicitation, Etc. You agree that, while employed by the Company and for the greater of twelve (12) months thereafter or for so long as payments are due to you pursuant to paragraph 7(b)(ii) or 7(c)(ii) of this Agreement, you shall not, directly or indirectly:
(i)    employ or solicit the employment of any person who is then or has been within twelve (12) months prior thereto, an employee of the Company or any of its affiliated companies; or
(ii)    do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of the Company or any of its affiliated companies with any customer, employee, consultant or supplier.
(d)    Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with the Company and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and the Company shall be

Jonathan Anschell
as of December 10, 2019

deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner the Company determines, in its discretion, without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and the Company shall have the right to use the work in perpetuity throughout the universe in any manner the Company determines, in its discretion, without any further payment to you. You shall, as may be requested by the Company from time to time, do any and all things which the Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the GC or her designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by the Company of any ownership rights to which it may be entitled by operation of law by virtue of being your employer.
(e)    Litigation.
(i)    You agree that during the Term and for twelve (12) months thereafter or, if later, during the pendency of any litigation or other proceeding, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company, or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company or its counsel; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify the Company’s counsel before providing any information or documents.
(ii)    You agree to cooperate with the Company and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved or had knowledge of prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts or consultants, providing truthful testimony in pretrial and trial or hearing proceedings and

Jonathan Anschell
as of December 10, 2019

any travel related to your attendance at such proceedings. In the event that your cooperation is requested after the termination of your employment, the Company will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses. Reimbursement shall be made within 60 calendar days following the date on which the Company receives appropriate documentation with respect to such expenses, but in no event shall payment be made later than December 31 of the calendar year following the calendar year in which you incur the related expenses.
(iii)    You agree that during the Term and at any time thereafter, to the fullest extent permitted by law, you will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves the Company, or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by the Company, or any of its affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process, the approval of the GC.
(f)    No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by the Company, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning the Company, or any of its affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.
(g)    Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company shall remain the exclusive property of the Company. In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to the Company, or any of its subsidiaries at the time of or subsequent to the termination of your employment with the Company; and (ii) the value of the Company property which you retain in your possession after the termination of your employment with the Company. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. Notwithstanding anything in this paragraph 6(g) to the contrary, the Company will not exercise such right to deduct from any monies otherwise payable to you that constitute “deferred compensation” within the meaning of Internal Revenue Code Section 409A (“Code Section 409A”).
(h)    Mutual Non-Disparagement. You and, to the extent set forth in the next sentence, the Company agree that each party shall not, during the Term and for one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of the

Jonathan Anschell
as of December 10, 2019

other party in any non-public communication with any customer, client or member of the investment community or media or in any public communication; provided, however, that the foregoing shall not apply to any bona fide news story unrelated to your employment with the Company (e.g., related to your running for public office, etc.). The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this paragraph 6(h) by the Company. Notwithstanding the foregoing, neither you nor the Company shall be prohibited from making truthful statements in connection with any arbitration proceeding described in paragraph 18 hereof concerning a dispute relating to this Agreement.
(i)    Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to the Company and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company. The Company acknowledges and agrees that any violation of paragraph 6(h) by the Company or the Specified Executives will result in irreparable damage to you and, accordingly, you may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraph, in addition to any other remedies available to you.
(j)    Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term. You and the Company agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. You acknowledge that the Company conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with its name. To that end, you further acknowledge that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of the Company and its affiliated companies.
7.    Termination of Employment.
(a)    Termination for Cause.
(i)    The Company may, at its option, terminate your employment under this Agreement for Cause at any time during the Term. For purposes of this Agreement,

Jonathan Anschell
as of December 10, 2019

“Cause” shall mean: (A) embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; (B) willful unauthorized disclosure of Confidential Information; (C) your failure to obey a material lawful directive that is appropriate to your position from an executive(s) in your reporting line; (D) your failure to comply with the written policies of the Company, including the Company’s Business Conduct Statement or successor conduct statement as they apply from time to time; (E) your material breach of this Agreement (including any representations herein); (F) during the Term, your terminating your employment without Good Reason other than due to your death or Disability or otherwise as expressly permitted by the Company; (G) your failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this Agreement; (H) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (I) conduct which is considered an offense involving moral turpitude under federal state or local laws, and which reasonably could be expected to (1) bring you to public disrepute, scandal or ridicule or reflect unfavorably upon any of the Company’s businesses or those who conduct business with the Company and its affiliated entities, and (2) have a material negative effect on the Company.
Prior to terminating your employment for Cause, the Company will give you written notice of termination regarding any alleged act, failure or breach in reasonable detail and, except in the case of clause (A), (B) or (F) or any other conduct, failure, breach or refusal which, by its nature, the Company determines cannot reasonably be expected to be cured, the conduct required to cure. Except for conduct described in clause (A), (B) or (F) or any other conduct, failure, breach or refusal which, by its nature, the Company determines cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any conduct, failure, breach or refusal under clause (C), (D), (E), (F), (G), (H) or (I) of this paragraph 7(a)(i); provided, however, that if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.
(ii)    In the event that your employment terminates under paragraph 7(a)(i) during the Term, the Company shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits, except for the Accrued Obligations (defined below) or otherwise to the extent required by applicable law.

Jonathan Anschell
as of December 10, 2019

(b)    Termination without Cause.
(i)    The Company may terminate your employment under this Agreement without Cause at any time during the Term by providing written notice of termination to you.
(ii)    In the event that your employment terminates under paragraph 7(b)(i) during the Term hereof, you shall have a “Qualifying Termination” (as such term is defined in the Retention Plan Letter) and you shall thereafter receive, less applicable withholding taxes, (w) any unpaid Salary through and including the date of termination, any unpaid Bonus earned for the calendar year prior to the calendar year in which you are terminated, and any business expense reimbursements incurred but not yet approved and/or paid, payable within thirty (30) days following your termination date, (x) any accrued vested benefits under any employee benefit or pension plan of the Company or its affiliates (including any equity plan or award agreement thereunder) subject to the terms and conditions of such plan or pursuant to applicable law, (y) such other amounts as are required to be paid or provided by law (clauses (w), (x) and (y) together, the “Accrued Obligations”), and (z) subject to your compliance with paragraph 7(i) hereunder, the payments and benefits set forth in the Retention Plan Letter.
(c)    Resignation with Good Reason.
(i)    You may resign your employment under this Agreement with Good Reason at any time during the Term by written notice of termination to the Company given no more than thirty (30) calendar days after the occurrence of the event constituting Good Reason. Such notice shall state an effective resignation date that is not earlier than thirty (30) business days and not later than sixty (60) calendar days after the date it is given to the Company, provided that the Company may set an earlier effective date for your resignation at any time after receipt of your notice. For purposes of this Agreement (and any other agreement that expressly incorporates the definition of Good Reason hereunder), “Good Reason” shall mean the occurrence of any of the following without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with physical and mental incapacity): (A) a material reduction in your position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction; (B) a material reduction in your base Salary or target compensation in effect immediately prior to such reduction, including your annual Target Bonus or long term incentive targets; (C) the assignment to you of duties or responsibilities that are materially inconsistent with your position, titles, offices or reporting relationships as they exist on the Effective Date or that materially impair your ability to function as Executive Vice President and General Counsel, ViacomCBS Media Networks; (D) the material breach by the Company of any of its obligations under this Agreement; or (E) the requirement that you relocate outside of the Los Angeles metropolitan area.

Jonathan Anschell
as of December 10, 2019

The Company shall have thirty (30) days from the receipt of your notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect. If no cure is effected, your resignation will be effective as of the date specified in your written notice to the Company or such earlier effective date set by the Company following receipt of your notice.
(ii)    In the event that your employment terminates under paragraph 7(c)(i) during the Term, you shall thereafter receive, less applicable withholding taxes, (x) the Accrued Obligations, payable within thirty (30) days following your termination date, and (y), subject to your compliance with paragraph 7(i) hereunder, the payments and benefits as set forth in the Retention Plan Letter
(d)    Death.
(i)    Your employment with the Company shall terminate automatically upon your death.
(ii)    In the event of your death prior to the end of the Term while you are actively employed, your beneficiary or estate shall receive (x) the Accrued Obligations, payable, less applicable withholding taxes, within 30 days following your date of death; and (y) bonus compensation for the calendar year in which your death occurs, determined in accordance with the STIP (i.e., based upon the Company’s achievement of its goals and the Company’s good faith estimate of your achievement of your personal goals) and prorated for the portion of the calendar year through and including your date of death, payable, less applicable withholding taxes, between January 1st and March 15th of the following calendar year. In addition, (A) all stock option and stock appreciation right awards (or portions thereof) that have not vested and become exercisable on the date of such termination shall accelerate and vest immediately, and shall continue to be exercisable by your beneficiary or estate until the greater of two years following your date of death or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (B) all stock option and stock appreciation right awards (or portions thereof) that have previously vested and become exercisable by the date of your death shall remain exercisable by your beneficiary or estate until the greater of two years following your date of death or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (C) all RSU awards and equity awards other than stock options and stock appreciation rights (or portions thereof) that remain subject only to time-based vesting conditions on the date of your death shall immediately vest and be settled within ten (10) business days thereafter; and (D) all RSU awards and equity awards other than stock options and stock appreciation rights (or portions thereof) that remain subject to performance-based vesting conditions on the date of your death shall vest if and to the extent the Compensation Committee certifies that a level of the performance goal(s) relating to such RSU or other equity award has been met following the end of the

Jonathan Anschell
as of December 10, 2019

applicable performance period, and shall be settled within ten (10) business days thereafter.
(iii)    In the event of your death after the termination of your employment (which termination occurred during the Term) under circumstances described in paragraph 7(b)(i) or 7(c)(i), but prior to payment of any amounts or benefits described in paragraph 7(b)(ii) or paragraph 7(c)(ii), as applicable, that you would have received had you continued to live, all such amounts and benefits shall be paid, less applicable deductions and withholding taxes, to your beneficiary (or, if no beneficiary has been designated, to your estate) in accordance with the applicable payment schedule set forth in paragraph 7(b)(ii) or paragraph 7(c)(ii), as applicable.
(e)    Disability.
(i)    If, while employed during the Term, you become “disabled” within the meaning of such term under the Company’s Short-Term Disability (“STD”) program (such condition is referred to as a “Disability” or being “Disabled”), you will be considered to have experienced a termination of employment with the Company and its subsidiaries as of the date you first become eligible to receive benefits under the Company’s Long-Term Disability (“LTD”) program or, if you do not become eligible to receive benefits under the Company’s LTD program, you have not returned to work by the six (6) month anniversary of your Disability onset date.
(ii)    Except as provided in this paragraph 7(e)(ii), if you become Disabled while employed full-time during the Term, you will exclusively receive compensation under the STD program in accordance with its terms and, thereafter, under the LTD program in accordance with its terms, provided you are eligible to receive LTD program benefits. Notwithstanding the foregoing, if you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the calendar year(s) during the Term in which you receive compensation under the STD program, determined as follows:
(A)    for the portion of the calendar year from January 1st until the date on which you first receive compensation under the STD program, bonus compensation shall be determined in accordance with the STIP (i.e., based upon the Company’s achievement of its goals and the Company’s good faith estimate of your achievement of your personal goals) and prorated for such period; and
(B)    for any subsequent portion of that calendar year and any portion of the following calendar year in which you receive compensation under the STD program, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period(s).

Jonathan Anschell
as of December 10, 2019

(iii)    Bonus compensation under paragraph 7(e)(ii) shall be paid, less applicable deductions and withholding taxes, between January 1st and March 15th of the calendar year following the calendar year to which such bonus compensation relates. You will not receive bonus compensation for any portion of the calendar year(s) during the Term while you receive benefits under the LTD program. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under paragraph 7(e)(ii) are in lieu of Salary and Bonus under paragraphs 3(a) and (b).
(iv)    In addition, if your employment terminates due to your “Permanent Disability” (as defined in the LTIP or, if applicable, a predecessor plan to the LTIP), (i) all stock option and stock appreciation right awards (or portions thereof) that have not vested and become exercisable on your termination date shall accelerate and vest immediately, and shall continue to be exercisable until the greater of three years following the termination date or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (ii) all stock option and stock appreciation right awards (or portions thereof) that have previously vested and become exercisable by your termination date shall remain exercisable until the greater of three years following the termination date or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (iii) all RSU awards and equity awards other than stock options and stock appreciation rights (or portions thereof) that remain subject only to time-based vesting conditions on your termination date shall immediately vest and be settled within ten (10) business days thereafter; and (iv) all RSU awards and equity awards other than stock options and stock appreciation rights (or portions thereof) that remain subject to performance-based vesting conditions on your termination date shall vest if and to the extent the Compensation Committee certifies that a level of the performance goal(s) relating to such RSU or other equity award has been met following the end of the applicable performance period, and shall be settled within ten (10) business days thereafter. Notwithstanding the foregoing, if you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by the Company) at the time of your termination due to Permanent Disability and any portion of your RSUs or other equity awards that would otherwise be settled during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall instead be settled on the Permissible Payment Date.
(f)    Renewal Notice / Non-Renewal.
(i)    The Company shall notify you six (6) months prior to the expiration of the Term in writing if it intends to continue your employment beyond the expiration of the Term. If you are notified that the Company does intend to continue your employment, then you agree that you shall negotiate exclusively with the Company for

Jonathan Anschell
as of December 10, 2019

the first 90 days following such notification (the “Exclusive Negotiating Period”). Nothing contained herein shall obligate the Company to provide an increase to your compensation hereunder upon such renewal.
(ii)    If you remain employed hereunder on the Expiration Date, but have not entered into a new written contractual relationship with the Company (or any of its subsidiaries), and the Company advises you on or before the last day of the Term that it does not wish to continue your employment beyond the expiration of the Term, your employment shall automatically terminate on the day next following the Expiration Date, and you shall receive the same payments and benefits as though you had been terminated pursuant to paragraph 7(b)(i) hereof on the last day of the Term and had a “Qualifying Termination” under the CBS Corporation Senior Executive Retention Plan, dated March 16, 2018, and the letter agreement evidencing your participation in such arrangement dated as of February 21, 2019 (together, the “Retention Plan Letter”).
(iii)    If you remain employed hereunder on the Expiration Date, but have not entered into a new written contractual relationship with the Company (or any of its subsidiaries), and you notify the Company on or before the last day of the Term that you do not wish to continue your employment on an “at will” basis beyond the expiration date of the Term, your employment shall automatically terminate on the day next following the Expiration Date, and you shall receive less applicable withholding taxes, the Accrued Obligations, payable within thirty (30) days following your termination date. If on or prior to the last day of the Exclusive Negotiating Period the Company does not offer you a new contract on at least the “Same Terms and Conditions” (as defined below), then in addition to the Accrued Obligations, you shall also receive, subject to your compliance with paragraph 7(i) below, the same payments and benefits as though you had been terminated pursuant to paragraph 7(b)(i) hereof on the last day of the Term and had a “Qualifying Termination” under the Retention Plan Letter. If, however, on or prior to the last day of the Exclusive Negotiating Period the Company does offer you a new contract on at least the Same Terms and Conditions, you shall only be entitled to payment of the Accrued Obligations and you shall not be entitled to receive severance payments or benefits under any Company plan, policy, or program.
For purposes of this paragraph 7(f)(iii), the term “Same Terms and Conditions” shall mean a minimum two-year employment term and the same total target direct compensation – i.e., Salary, Target Bonus, and target long-term incentive value – as reflected in paragraph 3 above.
(iv)    If you remain in the employ of the Company beyond the end of the Term, but have not entered into a new written contractual relationship with the Company (or any of its subsidiaries), your continued employment shall be ‘at will’ and on such terms and conditions as the Company may at the time establish, and either party, during such period, may terminate your employment at any time, provided that if the Company terminates your employment during such period without Cause (as that term is defined in

Jonathan Anschell
as of December 10, 2019

paragraph 7(a)(i) of this Agreement), then you shall thereafter receive severance under the then current Company severance policy applicable to executives at your level, subject to the terms of such severance policy (including your execution of a release in favor of the Company pursuant to such policy to the extent required).
(g)    Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall automatically be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company, or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of the Company, including any fiduciary positions (including as a trustee) you hold with respect to any employee benefit plans or trusts established by the Company. You agree that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this paragraph 7(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of the Company or any of its affiliated companies, any documents or instruments which the Company may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of the Company or any of its affiliated companies to execute any such documents or instruments as your attorney-in-fact.
(h)    Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in Section 6 of the Retention Plan Letter with respect to medical and dental benefits), participation in all Company benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs, and subject to any vested rights you may have under the terms of such plans or programs. The foregoing shall not apply to the LTIP and, after the termination of your employment, your rights under the LTIP shall be governed by the terms of the LTIP award agreements, certificates, the applicable LTIP plan(s) and this Agreement.
(i)    Release; Compliance with Paragraph 6.
(i)    Notwithstanding any provision in this Agreement to the contrary, prior to payment by the Company of any amount or provision of any benefit pursuant to paragraph 7(b)(ii), 7(c)(ii) or 7(f), as applicable, within sixty (60) days following your termination of employment, (x) you shall have executed and delivered to the Company a general release in a form satisfactory to the Company and (y) such general release shall have become effective and irrevocable in its entirety (such date, the “Release Effective Date”); provided, however, that if, at the time any cash severance payments are scheduled to be paid to you pursuant to paragraph 7(b)(ii), 7(c)(ii) or 7(f), as applicable, you have not executed a general release that has become effective and irrevocable in its entirety, then any such cash severance payments shall be held and accumulated without interest, and shall be paid to you on the first Regular Payroll Date following the Release Effective Date and the vesting of any stock options, RSUs and other equity awards shall be suspended until the Release Effective Date. Your failure or refusal to sign and deliver

Jonathan Anschell
as of December 10, 2019

the release or your revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 7(b)(ii), 7(c)(ii) or 7(f), as applicable. Notwithstanding the foregoing, if the sixty (60) day period does not begin and end in the same calendar year, then the Release Effective Date shall occur no earlier than January 1st of the calendar year following the calendar year in which your termination occurs.
(ii)    Notwithstanding any provision in this Agreement to the contrary, the payments and benefits described in paragraphs 7(b)(ii), 7(c)(ii) and 7(f), as applicable, shall immediately cease, and the Company shall have no further obligations to you with respect thereto, in the event that you materially breach any provision of paragraph 6 hereof.
8.    No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than the Company for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by the Company, or any of its affiliated companies.
9.    Equal Opportunity Employer; Employee Statement of Business Conduct. You recognize that the Company is an equal opportunity employer. You agree that you will comply with Company policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the Company’s Business Conduct Statement.
10.    Notices. All notices under this Agreement must be given in writing, by personal delivery or by registered mail, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of the GC. Any notice given by registered mail shall be deemed to have been given three days following such mailing.
11.    Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or the Company except that the Company may assign this Agreement to any majority-owned subsidiary of or any successor in interest to the Company.
12.    New York Law, Etc. You acknowledge that this Agreement has been executed, in whole or in part, in the State of New York and that a significant portion of your employment duties are performed in New York even though you reside in Los Angeles. Accordingly, you agree that this Agreement and all matters or issues arising out of or relating to your employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

Jonathan Anschell
as of December 10, 2019

13.    No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.
14.    Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.
15.    Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
16.    Supersedes Prior Agreements. This Agreement, together with Retention Plan Letter, contain the entire understanding of the parties hereto as of the date that the Agreement is signed by both parties relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties. Upon the Effective Date, this Agreement supersedes and cancels all prior agreements (other than the Retention Plan Letter) relating to your employment by the Company or any of the Company’s affiliated companies relating to the subject matter herein, including, without limitation, your employment agreement with the Company dated as of January 1, 2019 and the side letter also dated as of January 1, 2019 (together, the “Prior Employment Agreement”); provided, however, that no provision in this Agreement shall be construed to adversely affect any of your rights to compensation, expense reimbursement or benefits (including equity compensation) payable in accordance with the terms of the Prior Employment Agreement (and applicable equity award agreements) or any of your rights to indemnification under the Company’s by-laws and/or articles of incorporation with respect to your service under the Prior Employment Agreement, all of which are expressly agreed to survive the execution of this Agreement. For the avoidance of doubt, the Retention Plan Letter shall survive the execution of this Agreement and remain enforceable in accordance with its terms.
17.    Payment of Deferred Compensation – Code Section 409A.
(a)    To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Code Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 17 or otherwise) shall the Company or any of its affiliates be liable for any tax, interest or penalties that may be imposed on you under Code Section 409A. Neither the Company nor any of its affiliates have any

Jonathan Anschell
as of December 10, 2019

obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.
(b)    Your right to any in-kind benefit or reimbursement benefits pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall not be subject to liquidation or exchange for cash or another benefit.
18.    Arbitration. If any disagreement or dispute whatsoever shall arise between the parties concerning, arising out of or relating to this Agreement (including the documents referenced herein) or your employment with the Company, the parties hereto agree that such disagreement or dispute shall be submitted to binding arbitration before the American Arbitration Association (the “AAA”), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (the “Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in Los Angeles before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees); provided that if you are the prevailing party (as determined by the arbitrator in his or her sole discretion) in a dispute concerning the enforcement of the provisions of this Agreement, you shall be entitled to recover all of your costs (including attorney’s fees) reasonably incurred in connection with such dispute. Following the arbitrator’s issuance of a final non-appealable award setting forth that you are the prevailing party, the Company shall reimburse you for such costs within thirty (30) days following its receipt of reasonable written evidence substantiating such costs, provided that in no event will payment be made to you later than the last day of the calendar year next following the calendar year in which the award is issued. If there is a dispute regarding the reasonableness of the costs you incur, the same arbitrator shall determine, in his or her sole discretion, the costs that shall be reimbursed to you by the Company. Judgment upon the final award(s) rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, the Company shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of your alleged violation of the terms of paragraph 6 of this Agreement, and you hereby consent and agree to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.
19.    Limitation on Payments.

(a)     In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this paragraph 19, would be

Jonathan Anschell
as of December 10, 2019

subject to the excise tax imposed by Section 4999 of the Code, then your payments and benefits under this Agreement or other payments or benefits (the “280G Amounts”) will be either:
(i)     delivered in full; or
(ii)     delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code;
whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you on an after-tax basis of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

(b)     In the event that a reduction of 280G Amounts is made in accordance with this paragraph 19, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:
(i)     reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);
(ii)     cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G, in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first);
(iii)     reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and
(iv)     reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).
In no event will you have any discretion with respect to the ordering of payment reductions.

(c)     Unless you and the Company otherwise agree in writing, any determination required under this paragraph 19 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph 19, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Firm such information and documents as the

Jonathan Anschell
as of December 10, 2019

Firm may reasonably request in order to make a determination under this paragraph 19. The Company will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this paragraph 19.
20.    Clawback Policy. Any compensation provided to you, whether under this Agreement or otherwise, with regard to your employment with the Company and/or its subsidiaries, as applicable, shall be subject to the applicable provisions of any clawback policy implemented by the Company from time to time, including any policy implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.
21.    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed Agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Additionally, the parties agree that this Agreement may be electronically signed, and that electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforcement and admissibility.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date and return this Agreement to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

VIACOMCBS INC.

By:	/s/ Stephen Mirante
	Name	Stephen D. Mirante
	Title:	Executive Vice President,
Chief Administrative Officer, CBS

ACCEPTED AND AGREED:

/s/ Jonathan Anschell
Jonathan Anschell

Dated: 12/10/2019